Contacts:
Ligand Pharmaceuticals Incorporated		LHA Investor Relations
Patrick O'Brien		Bruce Voss
Email:	investors@ligand.com	Email:	bvoss@lhai.com
Phone:	(858) 550-7893	Phone:	(310) 691-7100
Twitter:	@Ligand_LGND

Ligand Reports Third Quarter 2019 Financial Results

Conference Call Begins at 4:30 p.m. Eastern Time Today

SAN DIEGO (November 5, 2019) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three and nine months ended September 30, 2019 and provided an operating forecast and program updates. Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time to discuss this announcement and answer questions.

“We are very pleased with how the company is performing as we approach the end of the year,” said John Higgins, Chief Executive Officer of Ligand. “In the past quarter we had new products and market launches from our partnered portfolio that we expect to drive increased royalties. Substantial new data were announced for late-stage or marketed products that hold the promise for further revenue growth. In addition, we acquired a company to further expand our antibody discovery business and closed new licensing deals, adding to our large partner portfolio. Financially, the business is strong in regards to both the balance sheet and the financial growth outlook. We are doing well as a company and are pleased to expand our Board last month with the addition of Sarah Boyce, a talented and accomplished biotech executive.”

Third Quarter 2019 Financial Results

Total revenues for the third quarter of 2019 were $24.8 million, compared with $45.7 million for the same period in 2018. Royalties in the third quarter of 2019 were $9.8 million and primarily consisted of royalties from Kyprolis and EVOMELA®. Royalties in the third quarter of 2018 were $36.1 million and included royalties from Promacta, which was sold to Royalty Pharma as of March 6, 2019, for $827 million; Ligand did not receive any Promacta royalties in the third quarter of 2019 and will not receive any Promacta royalties going forward. Material sales were $6.8 million for the third quarter of 2019, compared with $7.0 million for the same period in 2018. License fees, milestones and other revenues were $8.2 million for the third quarter of 2019, compared with $2.5 million for the same period in 2018.

Cost of material sales was $3.1 million for the third quarter of 2019, compared with $1.5 million for the same period in 2018, with higher costs due to the mix of Captisol sales. Amortization of intangibles was $3.6 million for the third quarter of 2019, compared with $5.7 million for the same period in 2018. Research and development expense was $13.7 million for the third quarter of 2019, compared with $5.5 million for the same period of 2018, with the increase due to costs associated with the Vernalis Design Platform (“VDP”) research team and non-cash amortization of the upfront investments in the Palvella and Novan programs. General and administrative expense was $9.5 million, compared with $9.6 million for the same period in 2018.

Net loss for the third quarter of 2019 was $15.3 million, or $0.81 per diluted share, compared with net income of $67.4 million, or $2.80 per diluted share, for the same period in 2018. The third quarter of 2019 net loss was affected by a non-cash change in the value of Ligand’s investments of $10.5 million, while the third quarter of 2018 net income was affected by a net non-cash $59.3 million gain from the value of Ligand’s investments. Adjusted net income for the third quarter of 2019 was $9.5 million, or $0.49 per diluted share, compared with $31.7 million, or $1.32 per diluted share, for the same period in 2018. The third quarter 2019 adjusted diluted EPS was impacted by a change in tax assumptions resulting in a reduction of EPS by $0.12 in the quarter. Please see the table below for a reconciliation of net loss to adjusted net income.

As of September 30, 2019, Ligand had cash, cash equivalents and short-term investments of $1.1 billion. Cash used for share repurchases in the third quarter of 2019 was approximately $181.2 million, which repurchased approximately 1.8 million shares.

Year-to-Date Financial Results

Total revenues for the nine months ended September 30, 2019 were $93.3 million, compared with $191.9 million for the same period in 2018. Royalties in the nine months ended September 30, 2019 were $35.9 million, compared with $88.3 million for the nine months ended September 30, 2018. Royalties for the nine months ended September 30, 2019 primarily consisted of royalties from Promacta, Kyprolis and EVOMELA and do not include contribution from Promacta after March 6, 2019, whereas 2018 royalties included a full nine months of Promacta royalties. Material sales were $24.4 million, compared with $19.0 million for the same period in 2018, with the change due to the timing of Captisol purchases for use in clinical trials and commercial products. License fees, milestones and other revenues were $33.0 million, compared with $84.5 million for the same period in 2018, which included a $47 million payment from WuXi Biologics to amend its OmniAb platform license agreement as well as a $20 million upfront payment upon the licensing of Ligand’s GRA program.

Cost of material sales was $9.4 million for the nine months ended September 30, 2019, compared with $3.4 million for the same period in 2018, with the change due to higher sales and mix of Captisol sales in 2019. Amortization of intangibles was $10.6 million, compared with $12.3 million for the same period in 2018. Research and development expense was $37.2 million, compared with $19.0 million for the same period of 2018, with the increase due to costs associated with recent acquisitions. General and administrative expense was $31.6 million, compared with $26.6 million for the same period in 2018, with the increase due to costs associated with recent acquisitions and non-cash stock-based compensation expense.

Net income for the nine months ended September 30, 2019 was $636.7 million, or $31.29 per diluted share, compared with $185.8 million, or $7.61 per diluted share, for the same period in 2018. Net income for the nine months ended September 30, 2019 was impacted by an after-tax gain of approximately $643 million on the sale of Ligand’s Promacta license to Royalty Pharma. Adjusted net income from continuing operations for the nine months ended September 30, 2019 was $48.2 million, or $2.37 per diluted share after taking into account the tax changes primarily related to Promacta, compared with $127.9 million, or $5.44 per diluted share, for the same period in 2018. Please see the table below for a reconciliation of net income to adjusted net income.

2019 Financial Guidance

Ligand is affirming its revenue guidance for 2019 with total revenues expected to be approximately $118 million. Revenues, cost of goods and operating expenses are all performing in line with expectations and guidance. Ligand is updating its guidance for adjusted diluted EPS to $3.00 per share from $3.20 per share previously to account for changes in tax expense allocated to adjusted EPS compared with initial estimates, primarily related to the $827 million sale of the Promacta royalty earlier this year.

Third Quarter 2019 and Recent Business Highlights

OmniAb Platform Updates

Acquisition and New Licenses
•Ligand acquired Ab Initio Biotherapeutics for $12 million. Ab Initio has a patented antigen technology that is synergistic with the OmniAb® therapeutic antibody discovery platform, providing Ligand’s current and potential new partners enhanced capabilities for the discovery of therapeutic antibodies against difficult-to-access cellular targets. Ab Initio has a collaboration agreement with Pfizer to discover novel therapeutic antibodies against an undisclosed target in the G-protein coupled receptor superfamily.
•Ligand entered into new OmniAb license agreements with Takeda, GigaGen, Talem Therapeutics, Kira Pharma and AbVivo.

Select OmniAb Partner Updates
•CStone Pharmaceuticals released pooled safety data from the Phase 1b (GEMSTONE-101) study of their anti-PD-L1 antibody CS1001 in a poster presentation at the European Society of Medical Oncology 2019 Congress, demonstrating the promising safety and tolerability profile of CS1001.
•CStone Pharmaceuticals announced results from the esophageal squamous cell carcinoma cohort of a Phase 1b clinical trial of CS1001 in an oral presentation at the 22nd Annual Meeting of the Chinese Society of Clinical Oncology.

Recent OmniAb Publications
•A paper by Ligand scientists entitled “Discovery of high affinity, pan-allelic, and pan-mammalian reactive antibodies against the myeloid checkpoint receptor SIRPα” was published in the journal mAbs.

Other Licensing and Acquisition Events

•Ligand entered a license and supply agreement with SQ Innovation AG for use of Ligand’s Captisol® technology in the formulation of high-concentration furosemide for the treatment of edema in patients with heart failure. Ligand is eligible to receive potential milestone payments and royalties, as well as revenue from Captisol materials sales.
•Ligand entered into new Captisol clinical use or license and supply agreements with Millennium/Takeda, BendaRx Corporation, Hikma, the University of Edinburgh and Quadria Bio.

Additional Pipeline and Partner Developments

•Kyprolis® third quarter sales totaled $280 million, consisting of Amgen-reported October 29, 2019 Q3 sales of Kyprolis of $266 million and Ono Pharmaceutical Co.-reported October 30, 2019 Q3 sales of Kyprolis in Japan of $14 million.
•On September 13, 2019 Amgen announced the Phase 3 CANDOR study evaluating Kyprolis® in combination with dexamethasone and Darzalex® compared to Kyprolis and dexamethasone alone met its primary endpoint of progression-free survival. The regimen resulted in a 37% reduction in the risk of progression or death in patients with relapsed or refractory multiple myeloma treated with KdD and the median PFS for patients treated with Kd alone was 15.8 months.
•Amgen announced on October 31 that it has entered into a strategic collaboration with BeiGene to expand its oncology presence in China. BeiGene is an oncology-focused biotechnology company with an established commercial and clinical development organization in China. Under the agreement, BeiGene will commercialize Kyprolis in China over the next 5 to 7 years along with two other oncology products, Xgeva® and Blincyto®. Amgen and BeiGene will share the profits and losses equally. Kyprolis is currently in a Phase 3 trial in China.
•CASI Pharmaceuticals launched Evomela® in China; Evomela uses Ligand’s Captisol technology in its formulation.
•Retrophin announced that it will present new data from the Phase 2 DUET Study examining the impact of sparsentan on quality of life in focal segmental glomerulosclerosis at the American Society of Nephrology (ASN) Kidney Week 2019.

•Novan completed patient recruitment in the B-SIMPLE (Berdazimer Sodium In Molluscum Patients with Lesions) Phase 3 pivotal trials with SB206 for the treatment of molluscum contagiosum. Novan affirmed that topline data from these trials are expected in the first quarter of 2020.
•Sage Therapeutics launched Zulresso® (brexanolone) injection. With this launch, Zulresso is the 11th FDA-approved drug to use Ligand’s Captisol technology.
•Sermonix Pharmaceuticals announced enrollment and dosing of the first patient into a Phase 2 clinical trial of its lead investigational drug, lasofoxifene, and announced completion of a $26 million financing to fund the trial through to completion.
•Verona Pharma presented data from a Phase 2b trial with nebulized ensifentrine in chronic obstructive pulmonary disease (COPD) at the CHEST Annual Meeting and presented data from a Phase 2 trial with its dry powder inhaler formulation of ensifentrine in COPD at the European Respiratory Society International Congress.
•Marinus Pharmaceuticals announced that results from its Phase 2 trial of ganaxolone in Refractory Status Epilepticus (RSE) were presented at the Neurocritical Care Society 17th Annual Meeting in Vancouver, BC. Ganaxolone met the primary endpoint in the study with none of the 17 patients progressing to IV anesthetics within 24 hours of treatment initiation.
•In September, results of a randomized Phase 2 study of M6620, an ATR kinase inhibitor in development by Merck KGaA formulated using Captisol, were presented at ESMO 2019 demonstrating that the addition of M6620 to gemcitabine extended PFS without additional toxicity in patients with platinum-resistant, high-grade serous ovarian cancer
•Takeda Pharmaceutical announced results of a Phase 1 clinical proof-of-concept study of Captisol-enabled TAK-925, a selective orexin type-2 receptor (OX2R) agonist, in individuals with narcolepsy type 1.
•Opthea announced positive Phase 2b results demonstrating that OPT-302 combination therapy met the primary endpoint of superiority in mean visual acuity gain at 24 weeks compared to Lucentis monotherapy in treatment-naïve patients with wet age-related macular degeneration; these data were presented at the European Society of Retina Specialists 2019 Congress.
•Nucorion Pharmaceuticals closed a $5 million Series B financing to support the Phase 1 clinical development in the U.S. for its lead program, NCO-1010, for the treatment of hepatitis B; NCO-1010 utilizes Ligand’s LTP Platform™ technology.

Internal R&D

•Ligand announced positive topline results from a Phase 1 clinical trial of its internal Captisol-enabled Iohexol program. Clinical data will be presented at ASN Kidney Week 2019 in Washington, DC on November 8th, 2019 and the 2019 Contrast Media Research Symposium in Erice, Italy on November 11th, 2019.

Corporate Events

•Ligand announced the appointment of Sarah Boyce to the Company's Board of Directors, increasing the total number of Ligand directors to nine. Ms. Boyce brings a breadth of commercial and business development experience that will be valuable as the Company builds its portfolio of tools and drug discovery technologies to help serve the pharmaceutical industry.

Adjusted Financial Measures

The Company reports adjusted net income and adjusted net income per diluted share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company’s financial measures under GAAP include stock-based compensation expense, amortization of debt-related costs, amortization related to acquisitions and intangible assets, changes in contingent liabilities, mark-to-market adjustments for amounts relating to its equity investments in public companies, excess tax benefit from share-based compensation, unissued shares relating to its Senior Convertible Notes, gain on the sale of Promacta and others that are listed in the itemized reconciliations between GAAP and adjusted financial measures included at the end of this press release.

However, other than with respect to total revenues, the Company only provides financial guidance on an adjusted basis and does not provide reconciliations of such forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in contingent liabilities, changes in the market value of its investments in public companies, stock-based compensation expense and effects of any discrete income tax items. Management has excluded the effects of these items in its adjusted measures to assist investors in analyzing and assessing the Company’s past and future core operating performance. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation.

Conference Call

Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (833) 591-4752 from the U.S. or (720) 405-1612 from outside the U.S., using the conference ID 6093759. To participate via live or replay webcast, a link is available at www.ligand.com.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Our business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Our business model is based on doing what we do best: drug discovery, early-stage drug development, product reformulation and partnering. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) to ultimately generate our revenue. Ligand’s OmniAb® technology platform is a patent-protected transgenic animal platform used in the discovery of fully human mono- and bispecific therapeutic antibodies. The Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs The Vernalis Design Platform (VDP) integrates protein structure determination and engineering, fragment screening and molecular modeling, with medicinal chemistry, to help enable success in novel drug discovery programs against highly-challenging targets. Ligand has established multiple alliances, licenses and other business relationships with the world’s leading pharmaceutical companies including Amgen, Merck, Pfizer, Gilead, Janssen, Baxter International and Eli Lilly. For more information, please visit www.ligand.com. Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s belief that recent events in its partnered programs will enhance value; Ligand’s pipeline providing a source of growth and future diversified cash flow; Ligand’s entry into new license or partnering agreements; the timing of the initiation or completion of preclinical studies and clinical trials by Ligand and its partners; the timing of product launches by Ligand or its partners; and guidance regarding the full-year 2019 financial results. Actual events or results may differ from Ligand's expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand may not receive expected revenue from royalties, Captisol material sales and license fees and milestone revenue; Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline; Ligand may not achieve its guidance for 2019; Ligand may not be able to create future revenues and cash flows by developing innovative therapeutics; results of any clinical study may not be timely, favorable or confirmed by later studies; products under development by Ligand or its partners may not receive regulatory approval; there may not be a market for the product(s) even if successfully developed and approved; Amgen, Acrotech Biopharma,

Sage Therapeutics or other Ligand partners, may not execute on their sales and marketing plans for marketed products for which Ligand has an economic interest; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; Ligand's partners may terminate any of its agreements or development or commercialization of any of its products; Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval; unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization; Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs; and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional license fees and milestone revenues we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks

The information in this press release regarding certain third-party products and programs, including Kyprolis, an Amgen product, EVOMELA, an Acrotech Biopharma product, and ZULRESSO, a Sage Therapeutics product, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Captisol® and OmniAb®. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and ™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

[Tables Follow]

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Royalties	$9,767	$36,127	$35,931	$88,343
Material sales	6,849	7,027	24,357	19,030
License fees, milestones and other revenues	8,192	2,509	32,991	84,490
Total revenues	24,808	45,663	93,279	191,863
Operating costs and expenses:
Cost of material sales	3,147	1,460	9,410	3,382
Amortization of intangibles	3,552	5,725	10,560	12,309
Research and development	13,742	5,483	37,244	19,023
General and administrative	9,525	9,633	31,607	26,571
Total operating costs and expenses	29,966	22,301	88,821	61,285
Gain from sale of Promacta license	—	—	812,797	—
Income (loss) from operations	(5,158)	23,362	817,255	130,578
Gain (loss) from Viking	(10,520)	62,398	(5,592)	124,206
Interest expense, net	(1,597)	(5,726)	(4,321)	(19,022)
Other expense, net	(2,596)	(808)	(2,528)	(5,643)
Total other income (loss), net	(14,713)	55,864	(12,441)	99,541
Income (loss) before income taxes	(19,871)	79,226	804,814	230,119
Income tax benefit (expense)	4,620	(11,864)	(168,147)	(44,316)
Net income (loss):	$(15,251)	$67,362	$636,667	$185,803

Basic net income (loss) per share	$(0.81)	$3.19	$32.51	$8.77
Shares used in basic per share calculation	18,770	21,148	19,586	21,189

Diluted net income (loss) per share	$(0.81)	$2.80	$31.29	$7.61
Shares used in diluted per share calculations	18,770	24,052	20,349	24,430

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$1,099,685	$718,381
Investment in Viking	49,856	55,448
Accounts receivable, net	21,958	55,850
Inventory	6,565	7,124
Derivative asset	—	22,576
Other current assets	5,039	11,161
Total current assets	1,183,103	870,540
Deferred income taxes, net	—	46,521
Goodwill and other identifiable intangible assets, net	309,781	306,439
Commercial license and other economic rights, net	35,413	31,460
Other assets	19,179	5,843
Total assets	$1,547,476	$1,260,803
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$15,100	$23,383
Income tax payable	16,571	—
Current contingent liabilities	1,794	5,717
Deferred revenue	2,230	3,286
Derivative liability	—	23,430
2019 convertible senior notes, net	—	26,433
Total current liabilities	35,695	82,249
2023 convertible senior notes, net	631,533	609,864
Long-term contingent liabilities	7,995	6,825
Deferred income taxes, net	3,761	—
Other long-term liabilities	17,911	951
Total liabilities	696,895	699,889
Total stockholders' equity	850,581	560,914
Total liabilities and stockholders' equity	$1,547,476	$1,260,803

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018

Net income (loss)	$(15,251)	$67,362	$636,667	$185,803
Share-based compensation expense	6,297	5,470	18,215	14,837
Non-cash interest expense(1)	7,560	9,701	22,562	25,162
Amortization related to acquisitions and intangible assets	3,552	5,725	10,560	14,309
Amortization of commercial license and other economic rights(2)	4,595	(496)	10,048	(1,407)
Change in contingent liabilities(3)	(222)	907	772	3,638
Acquisition and integrations costs(4)	—	—	445	—
Loss (gain) from Viking	10,520	(62,398)	5,592	(124,206)
Realized gain from Viking	—	3,107	—	3,107
Other(5)	3,043	67	2,628	2,697
Income tax effect of adjusted reconciling items above	(8,200)	8,317	(15,342)	13,808
Valuation allowance release(6)	—	—	—	(1,666)
Excess tax benefit from share-based compensation(7)	—	(6,105)	(1,371)	(8,188)
	11,894	31,657	690,776	127,894
Gain from sale of Promacta license, net of tax(8)	(2,350)	—	(642,615)	—
Adjusted net income	$9,544	$31,657	$48,161	$127,894
Diluted per-share amounts attributable to common shareholders:
Net income (loss)	$(0.81)	$2.80	$31.29	$7.61
Share-based compensation expense	0.34	0.23	0.90	0.61
Non-cash interest expense(1)	0.40	0.40	1.11	1.03
Amortization related to acquisitions and intangible assets	0.19	0.24	0.52	0.59
Amortization of commercial license and other economic rights(2)	0.24	(0.02)	0.49	(0.06)
Change in contingent liabilities(3)	(0.01)	0.04	0.04	0.15
Acquisition and integrations costs(4)	—	—	0.02	—
Loss (gain) from Viking	0.56	(2.60)	0.27	(5.09)
Realized gain from Viking	—	0.13	—	0.13
Other(5)	0.16	—	0.13	0.10
Income tax effect of adjusted reconciling items above	(0.44)	0.35	(0.75)	0.57
Valuation allowance release(6)	—	—	—	(0.07)
Excess tax benefit from share-based compensation(7)	—	(0.25)	(0.07)	(0.34)
Adjustment for shares excluded due to anti-dilution effect on GAAP net loss	(0.02)	—	—	—
2019 Senior Convertible Notes share count adjustment	—	—	—	0.21
	0.61	1.32	33.95	5.44
Gain from sale of Promacta license, net of tax(8)	(0.12)	—	(31.58)	—
Adjusted net income	$0.49	$1.32	$2.37	$5.44

GAAP - Weighted average number of common shares-diluted	18,770	24,052	20,349	24,430
Add: Shares excluded due to anti-dilutive effect on GAAP net loss	695	—	—	—
Less: 2019 Senior Convertible Notes share count adjustment	—	—	—	924
Adjusted weighted average number of common shares-diluted	19,465	24,052	20,349	23,506

(1) Amounts represent non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.

(2) For the three months ended September 30, 2019, the amounts represent the amortization of commercial license and other economic rights to revenue and research and development expenses in amounts of $(170) and $4,765, respectively. For the nine months ended September 30, 2019, the amounts represent the amortization of commercial license and other economic rights to revenue and research and development expenses in amounts of $913 and $9,135, respectively.

For the three and nine months ended September 30, 2018, the amounts represent the accretion of the commercial license and other economic rights based on estimated future cash flows that were recorded to revenue.

(3) Amounts represent changes in fair value of contingent consideration related to Crystal, CyDex and Metabasis transactions.

(4) Amounts represent severance costs and certain contract termination costs in connection with the acquisition of Vernalis plc.

(5) Amounts represent mark to market adjustments associated with our equity investments in Retrophin, Seelos and Nucorion, net of amounts due to a third party licensor, and net change in fair value of derivatives.

(6) Amount represents release of a valuation allowance relating to our investment in Viking Therapeutics during the first quarter of 2018.

(7) Excess tax benefits from share-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statement of income as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders' equity.

(8) Amounts represent gain from sale of Promacta license, net of tax. As we are updating our tax provision during the third quarter of 2019, the year-to-date non-GAAP effective tax rate gets updated, which results an updated tax impact on this item during the three and nine months ended September 30, 2019. We expect to finalize the impact during the fourth quarter of 2019 when we finalize our 2019 tax provision.

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